Exhibit 5.1

September 28, 2016

QLT Inc.

887 Great Northern Way, Suite 250

Vancouver, BC  V5T 4T5

Dear Sirs/Mesdames:

Re:                             QLT Inc.

We have acted as Canadian counsel to QLT Inc. (the “Company”) in the Province of British Columbia (the “Province”) in connection with the Registration Statement on Form S-4, which includes a prospectus of the Company under Section 5 of the U.S. Securities Act of 1933, as amended (the “Act”), a proxy statement of Aegerion Pharmaceuticals, Inc. (“Aegerion”) under Section 149a) of the U.S. Securities Exchange Act of 1934, as amended and the annexes and exhibits thereto (the “Registration Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) under the Act and the rules and regulations thereunder, relating to the proposed issuance by the Company of common shares (the “Shares”) and warrants to purchase Shares (“Warrants”) in connection with the merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of June 14, 2016 (the “Merger Agreement”), by and among the Company, Aegerion and Isotope Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”).

Pursuant to the Merger Agreement, each share of Aegerion common stock issued and outstanding immediately prior to the completion of the Merger (except for Aegerion common stock issued and outstanding immediately prior to the Effective Time, as such term is defined in the Merger Agreement, that is owned or held in treasury by Aegerion or owned by the Company, Merger Sub or any other direct or indirect subsidiary of the Company), will be converted into the right to receive 1.0256 of a validly issued, fully-paid and non-assessable common share of the Company, all as more fully described in the Registration Statement.

In connection with the Merger, the Company intends to issue Warrants pursuant to a Warrant Agreement to be entered into between the Company and Computershare Trust Company of Canada, as Warrant Agent (the “Warrant Agreement”).

This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

In connection with the opinion expressed herein, we have considered such questions of law and have examined such public and corporate records, certificates and other documents and conducted such other examinations as we have considered necessary. We have also examined the Registration Statement, the Merger Agreement and the Warrant Agreement, which have been filed with the SEC as exhibits to the Registration Statement. In such examinations, we have assumed the legal capacity of all individuals, the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic or facsimile copies. As to certain matters of fact relevant to the opinion expressed below, we have relied exclusively upon a certificate of an officer of the Company dated the date hereof.

For the purposes of the opinions expressed herein, we have assumed that all necessary corporate proceedings of each party to the Warrant Agreement other than the Company have been taken to authorize the execution and delivery by it of the Warrant Agreement and the performance by it of its obligations under the Warrant Agreement and that the Warrant Agreement has been duly authorized, executed and delivered by such party. We have not undertaken any independent investigation to verify the accuracy or completeness of these assumptions.

We are solicitors qualified to carry on the practice of law in the Province only and we express no opinion as to any laws or matters governed by any laws other than the laws of British Columbia and the federal laws of Canada applicable therein. The opinions expressed in this opinion letter are based on laws in effect as of the date hereof. We assume no obligation to revise or amend this opinion letter should the applicable laws subsequently change.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:

1.              When the Shares are issued in accordance with the terms of the Merger Agreement, the Shares will be duly issued as fully-paid and non-assessable common shares in the authorized share structure of the Company.

2.              The Warrants will be, upon issuance pursuant to the Merger Agreement and the Warrant Agreement, duly authorized and, if and when the Warrants are issued pursuant to the Merger Agreement and the Warrant Agreement, the Warrants will constitute legal, valid and binding obligations of the Company.

3.              When the Shares underlying the Warrants are issued upon due exercise of the Warrants and in accordance with the terms thereof, including the payment of the exercise price therefor, such underlying Shares will be duly issued as fully-paid and non-assessable common shares in the authorized share structure of the Company.

The opinions expressed herein are subject to the following qualifications:

1.              The opinion expressed herein as to the legality, validity and binding effect of the Warrants or any judgment arising out of or in connection with the Warrants is subject to (a) applicable laws relating to bankruptcy, insolvency, winding-up, reorganization, arrangement, moratorium and other similar laws of general application affecting the enforcement of creditors’ rights generally; (b) general principles of equity (whether or not enforcement is considered in a proceeding in equity or at law); and (c) the effect of a vitiating factor such as mistake, misrepresentation, fraud, duress or undue influence.

2.              We express no opinion with respect to the legality, validity or binding effect of any provisions of the Warrants or Warrant Agreement that (a) provide that the obligations of a party thereto are not subject to any set-off, compensation, counterclaim, defence or other rights (statutory or otherwise) and any insolvency, bankruptcy, reorganization of similar proceeding; (b) provide for severability of invalid, illegal or unenforceable provisions; (c) provide that a determination made by a party is conclusive; (d) purport to waive or affect rights to notices; (e) relate to delay or omission of the enforcement of remedies; or (f) purport to restrict, or have the effect of restricting, access to a court, including, without limitation, waivers of a party’s right to a jury trial, of any objection to venue in any court or of any objection that a court is an inconvenient forum.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving the foregoing consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC promulgated thereunder.

The opinion expressed herein is provided solely for your benefit in connection with the filing of the Registration Statement with the SEC and may not be relied on for any other purpose or relied upon by, or furnished to, any other person, firm or corporation, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent.

Yours truly,

/s/ Bull, Housser & Tupper LLP